EXHIBIT 18 June 9, 2011

Board of Directors
Phillips-Van Heusen Corporation 200 Madison Avenue New York, NY

Ladies and Gentlemen:
Note 2 of the Notes to the consolidated financial statements of Phillips-Van Heusen Corporation included in its Form 10-Q for the three month period ended May 1, 2011 describes changes in the method of accounting for inventory valuation for the U.S. retail apparel inventories that were previously on last-in, first-out to the weighted average cost method and for the U.S. wholesale inventories that were previously on last-in, first-out to the first-in, first-out method. There are no authoritative criteria for determining a 'preferable' inventory valuation method based on the particular circumstances; however, we conclude that such changes in the methods of accounting are to acceptable alternative methods which, based on your business judgment to make these changes and for the stated reasons, are preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to January 30, 2011, and therefore we do not express any opinion on any financial statements of Phillips-Van Heusen Corporation subsequent to that date.

      Very truly yours,

      /s/ Ernst & Young LLP

Ernst & Young LLP